UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 29, 2005 (August 24, 2005)
(Date of Report (date of earliest event reported))

MortgageIT Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-32213 (Commission File No.)	20-0404134 (I.R.S. Employer Identification Number)
33 Maiden Lane New York, NY (Address of principal executive office)		10038 (Zip Code)

(212) 651-7700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 24, 2005, MortgageIT Holdings, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Doug W. Naidus, the continuing Chief Executive Officer and Chairman of the Board of Directors of the Company (the "Board"). The Compensation Committee of the Board (the "Compensation Committee") approved the Employment Agreement during July 2005 and Mr. Naidus agreed to its terms and conditions on August 24, 2005. The Employment Agreement is effective as of January 1, 2005. Capitalized terms not defined herein have the meanings ascribed to them in the Employment Agreement.

The Employment Agreement provides for a minimum base salary of $495,000 per year ("Base Salary") and annual bonus of up to three times Base Salary ("Annual Bonus"). Mr. Naidus's annual Target Bonus shall be at least equal to his Base Salary. Beginning in 2005, Mr. Naidus also will be eligible to receive incentive compensation of $1,200,000, 50% of which will be payable in restricted shares of the Company's common stock (vesting in equal parts over the three years subsequent to the grant) and 50% of which will be payable in performance shares of the Company's common stock, subject to reasonable performance goals established by the Compensation Committee. Mr. Naidus will be entitled to four weeks paid annual vacation and to participate in the Company's benefit plans and fringe programs, as well as life insurance coverage of five times his Base Salary and current Target Bonus, and long-term disability coverage at 60% of his Base Salary and Target Bonus. The Company will pay or reimburse Mr. Naidus for all reasonable expenses he incurs in connection with the business of the Company. The Employment Agreement has an initial term of three years, which will extend for additional one-year periods on each annual anniversary thereafter unless the Board or Mr. Naidus elects not to so extend the term.

In the event the Company terminates Mr. Naidus's employment without Cause or Mr. Naidus terminates his employment for Good Reason, he will receive a cash severance equal to two times the sum of (x) his Base Salary and (y) the greater of (A) Mr. Naidus's Target Bonus and (B) the average of his Annual Bonus for the two years preceding the termination. In addition, for a period ending the earlier of two years following termination of employment and the date of Mr. Naidus's employment by another employer, subject to applicable laws, rules or regulations, the Company will maintain and provide, at the same cost to Mr. Naidus as applied during his employment, Mr. Naidus's continued participation in all life insurance and health benefit plans in which he was participating immediately prior to termination. Mr. Naidus also will fully vest in any unvested restricted stock and stock options granted to him. He will also receive Base Salary accrued through the date of termination, incurred but unreimbursed business expenses, accrued but unused vacation in accordance with Company policy, any bonus earned for any prior completed fiscal year, any amounts or benefits due under any benefit, fringe or equity plans or program and any rights to indemnification and directors' and officers' liability insurance coverage ("Accrued Obligations"). Generally, in the event Mr. Naidus becomes entitled to payments that will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code, the Company shall make Additional Payments to or on behalf of Mr. Naidus, such that he will be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed.

In the event of Mr. Naidus's termination of employment for Cause, death, Disability or retirement, or Mr. Naidus terminates his employment for other than Good Reason, Mr. Naidus will receive his Accrued Obligations.

During his term of employment and for two years following his termination as the result of his resignation without Good Reason or his termination for Cause, Mr. Naidus has agreed not to (i) manage, operate or control any publicly traded residential mortgage real estate investment trust and (ii) solicit, attempt to solicit, employ, engage or retain employees of the Company.

The Company has agreed to indemnify Mr. Naidus, to the fullest extent permitted by law, for any action or inaction as an officer, director or fiduciary of the Company, any Affiliate or any benefit plan of either. In addition, the Company has agreed to provide Mr. Naidus with directors' and officers' liability insurance coverage to the greatest extent any other director or officer is covered.

The foregoing description of the Employment Agreement is qualified in its entirety by reference thereto, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

* * * * *

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement, effective as of January 1, 2005, by and between Doug W. Naidus and MortgageIT Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MORTGAGEIT HOLDINGS, INC.
By:	/s/ JOHN R. CUTI
John R. Cuti General Counsel and Secretary

Date: August 29, 2005

MORTGAGEIT HOLDINGS, INC.
CURRENT REPORT ON FORM 8-K
Report Dated August 29, 2005 (August 24, 2005)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, effective as of January 1, 2005, by and between Doug W. Naidus and MortgageIT Holdings, Inc.